Exhibit 99.1

NEWS RELEASE

Contact:   Matt Miller

     matt.miller@midpennbank.com

     (484) 527-4025

FOR IMMEDIATE RELEASE

MID PENN BANCORP, INC. ANNOUNCES RESCHEDULED ANNUAL MEETING OF SHAREHOLDERS

APRIL 13, 2020, MILLERSBURG, PA—Mid Penn Bancorp, Inc. (NASDAQ:  MPB), the parent company of Mid Penn Bank, today announced that a resolution was adopted by its Board of Directors to reschedule its Annual Meeting of Shareholders to August 26, 2020.

“In light of the current COVID-19 pandemic, the various mandates of the Governor of the Commonwealth of Pennsylvania with respect to limiting public gatherings and the desire to ensure that shareholders can meaningfully participate in the meeting, the Board of Directors has determined that delaying our Annual Meeting of Shareholders is appropriate and in the best interests of the Corporation and those who have invested in our Company,” said Mid Penn President & CEO, Rory G. Ritrievi. “By deferring our meeting to August, we are hopeful that conditions will improve to allow our shareholders who prefer attending the meeting in person with an opportunity to do so safely. Additionally, we plan on establishing options that will allow shareholders to attend the meeting remotely.”

The Annual Meeting of Shareholders was originally planned to take place in May, as has been customary in recent years for Mid Penn; however, the Board, in consultation with the Company’s Executive Management Team, recognized the unique set of circumstances surrounding the timing of this year’s meeting and sought to reschedule the Annual Meeting, where shareholders will review the Company’s 2019 annual results, vote on various resolutions, elect certain members of the Board of Directors, and have the opportunity to interact with organization leaders. The announcement of the time and location of the Annual Meeting is forthcoming.

About Mid Penn Bancorp Inc.

Mid Penn Bancorp, Inc. (NASDAQ: MPB), headquartered in Millersburg, Pa., has been serving the community since 1868. Mid Penn has 39 retail locations in the state of Pennsylvania and total assets of more than $2 billion. Its footprint includes Berks, Bucks, Chester, Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Montgomery, Northumberland, Schuylkill and Westmoreland counties. The bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.